Contacts:
Alfred T. Rogers, Jr.	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.685.2097	727.521.7085

BayFirst Financial Corp. Launches Rights Offering
ST. PETERSBURG, FL. — September 1, 2026 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or “Company”), parent company of BayFirst National Bank announced that on August 31, 2026, the Securities and Exchange Commission (the “SEC”) issued a Notice of Effectiveness for the Company’s Form S-1 Registration. Pursuant to the final prospectus contained therein, the Company is offering shareholders of record as of May 12, 2026, up to 4,108,072 shares of common stock at a price of $3.50. Additional information regarding the rights offering can be found in the final prospectus filed on September 1, 2026 with the SEC pursuant to Rule 424(b)(3).
“We are excited for the next step in the recapitalization of the Company,” stated Scott McKim, Chief Financial Officer. “The prospectus and rights card for eligible shareholders who wish to exercise their subscription rights are being sent. We have engaged Regan & Associates, Inc. as our information agent for this offering and eligible shareholders may direct questions to them at (800) 737-3426 or (212) 587-3005."
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates eleven full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. As of June 30, 2026, BayFirst Financial Corp. had $1.13 billion in total assets.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Note: Transmitted on Globe Newswire on September 1, 2026 at 9:05 a.m. ET.